Exhibit 10.1
GAYLORD ENTERTAINMENT COMPANY (THE “COMPANY”)
SUMMARY OF DIRECTOR COMPENSATION
In the third quarter of 2007, the Human Resources Committee of the Board of Directors of the Company approved certain changes to the compensation of non-employee directors. Effective in the fourth quarter of 2007, non-employee directors will be paid a fee of $1,500 per meeting for attendance at regular and special meetings of the Board of Directors, including telephonic attendance. The fee will not be paid for attendance at committee meetings. Additionally, the annual retainer for the Audit Committee Chair has been increased to $20,000.